Exhibit 99.3

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(With Independent Auditors’ Report Thereon)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

Table of Contents

Page(s)

Independent Auditors’ Report	1–2

Consolidated Carve-Out Balance Sheets as of December 31, 2017, 2016, and 2015	3

Consolidated Carve-Out Statements of Income for the years ended December 31, 2017, 2016, and 2015	4

Consolidated Carve-Out Statements of Deficit in Net Assets for the years ended December 31, 2017, 2016, and 2015	5

Consolidated Carve-Out Statements of Cash Flows for the years ended December 31, 2017, 2016, and 2015	6

Notes to Consolidated Carve-Out Financial Statements	7–37

Independent Auditors’ Report

To the Board of Directors and Stockholders

Raycom Media, Inc.:

Report on the Consolidated Carve Out Financial Statements

We have audited the accompanying consolidated carve-out financial statements of Raycom Media, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017, 2016, and 2015, and the related consolidated statements of income, deficit in net assets, and cash flows for the years then ended, and the related notes to the consolidated carve-out financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated carve-out financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated carve-out financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated carve-out financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated carve-out financial statements referred to above present fairly, in all material respects, the financial position of Raycom Media, Inc. and its subsidiaries as of December 31, 2017, 2016, and 2015, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in Note 2(a), the accompanying consolidated carve-out financial statements reflect the assets, liabilities, revenue and expenses directly attributable to the carved out entities as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in deficit in net assets and cash flows in the consolidated carve-out financial statements. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Atlanta, Georgia

October 5, 2018

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Consolidated Carve-Out Balance Sheets

December 31, 2017, 2016, and 2015

(In thousands, except for share and share data)

Assets	2017	2016	2015
Current assets:
Cash and cash equivalents	$82,979	82,799	71,670
Accounts receivable, net of allowance for doubtful accounts of $2,894, $2,825, and $2,658 in 2017, 2016, and 2015, respectively	230,220	208,547	189,159
Income tax receivable	18,411	4,069	1,068
Current portion of programming rights	22,617	19,598	19,453
Due from Parent	—	1,266	360
Prepaid expenses and other current assets	23,200	23,219	28,119

Total current assets	377,427	339,498	309,829
Programming rights, net of current portion, and accumulated amortization	846	585	1,022
Property, plant, and equipment, net	245,680	233,319	236,182
Goodwill, net	999,393	992,114	983,509
Nonamortizable intangibles	496,687	419,463	408,586
Amortizable intangibles, net	17,494	16,397	31,864
Long-term deferred income taxes, net	61,217	105,112	104,496
Long-term Investments	12,529	45,554	42,634
Other assets	15,515	39,699	24,825

Total assets	$2,226,788	2,191,741	2,142,947

Liabilities and Deficit in Net Assets
Current liabilities:
Current installments of long-term debt to related parties	$20,755	115,596	16,156
Current installments of long-term debt and capital leases	24,633	111,333	92,076
Current installments of programming liabilities	29,065	25,630	25,340
Accounts payable	10,949	10,815	10,874
Accrued interest	22,587	23,850	23,989
Accrued expenses	69,844	62,809	64,336
Due to parent	11,250	—	—
Other current liabilities	13,138	12,379	9,283

Total current liabilities	202,221	362,412	242,054
Long-term debt to related parties, net of current installments	1,641,281	1,662,036	1,777,585
Long-term debt and capital leases, net of current installments	867,746	678,045	701,797
Programming liabilities, net of current installments	3,496	3,623	4,866
Other liabilities	24,924	23,208	22,618

Total liabilities	2,739,668	2,729,324	2,748,920
Commitments and contingencies
Deficit in net assets	(512,880)	(537,583)	(605,973)

Total liabilities and deficit in net assets	$2,226,788	2,191,741	2,142,947

See accompanying notes to consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Consolidated Carve-Out Statements of Income

Years ended December 31, 2017, 2016, and 2015

(In thousands)

	2017	2016	2015
Gross revenues	$1,157,192	1,147,870	1,013,025
Agency commissions and representation fees	(98,341)	(109,649)	(95,572)

Net revenues	1,058,851	1,038,221	917,453

Expenses:
Operating	482,939	414,239	375,156
Selling, general, and administrative	269,212	260,418	236,969
Depreciation and amortization	39,661	51,881	87,429
Gain on FCC spectrum auction	(32,293)	—	—

Total operating expenses	759,519	726,538	699,554

Operating profit	299,332	311,683	217,899
Interest expense	(176,811)	(172,746)	(166,235)
Interest income	1,539	1,109	244
Other expense, net	(2,552)	—	—
Gain (loss) on long-term investments, sale of assets, and other, net	26,070	5,537	(10,987)

Income from operations before income taxes	147,578	145,583	40,921
Income tax expense	(97,764)	(50,953)	(11,576)

Net income	$49,814	94,630	29,345

See accompanying notes to consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Consolidated Carve-Out Statements of Deficit in Net Assets

Years ended December 31, 2017, 2016, and 2015

(In thousands)

Deficit in net assets
Balance, December 31, 2014	$(481,007)
Net income	29,345
Cash distribution to the Parent	(166,256)
Noncash contributions from the Parent	11,945

Balance, December 31, 2015	(605,973)
Net income	94,630
Cash contributions to the Parent	(35,180)
Noncash contributions from the Parent	8,940

Balance, December 31, 2016	(537,583)
Net income	49,814
Cash contributions to the Parent	(35,770)
Noncash contributions from the Parent	10,659

Balance, December 31, 2017	$(512,880)

See accompanying notes to consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Consolidated Carve-Out Statements of Cash Flows

Years ended December 31, 2017, 2016, and 2015

(In thousands)

	2017	2016	2015
Cash flows from operating activities:
Net income	$49,814	94,630	29,345
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	36,434	35,100	34,500
Amortization of intangibles	3,227	16,781	52,960
Amortization of programming rights	20,538	21,073	22,131
Amortization of debt discount	4,606	2,770	2,482
Bad debt expense	937	1,323	352
Payment of programming liabilities	(20,510)	(21,733)	(22,720)
Deferred income tax	48,838	5,999	4,512
(Gain) Loss on long-term investments and sale of assets, net	(42,070)	(2,185)	767
(Gain) from FCC Spectrum Auction	(32,293)	—	—
Equity method investment losses (gains) and impairment charge on other assets	16,000	(2,425)	9,950
Loss on early extinguishment of debt	2,552	—	—
Stock compensation expense	5,416	2,239	1,544
Other	42	1,038	(76)
Changes in operating assets and liabilities, excluding the impact of business combinations and assets held for sale:
Accounts receivable, net	(22,365)	(20,711)	(8,124)
Income taxes receivable/payable	(14,342)	(3,001)	(392)
Prepaid expenses and other assets	5,565	(7,353)	(8,377)
Accounts payable, accrued expenses, other current liabilities, and other long-term liabilities	20,334	(1,567)	17,279

Net cash provided by operating activities	82,723	121,978	136,133

Cash flows from investing activities:
Capital expenditures	(22,852)	(26,169)	(26,780)
Proceeds from sales of investments and assets	79,823	338	2,549
Acquisitions, net of cash acquired	(119,407)	(21,915)	(189,255)
Proceeds from sales of businesses and FCC Spectrum Auction	33,493	—	—
Distributions from long-term investments	—	2,155	3,982
Purchases of long-term investments	—	(2,484)	(29,881)

Net cash used in investing activities	(28,943)	(48,075)	(239,385)

Cash flows from financing activities:
Debt issuance costs	(8,805)	—	(3,039)
Proceeds from the issuance of other debt	6,966	—	250,000
Proceeds from issuance of bank group debt	900,000	—	—
Payments on revolving line of credit	(84,000)	—	—
Borrowings on revolving line of credit	—	24,000	45,000
Principal payment on long-term debt due to related party	(115,596)	(16,156)	(32,270)
Principal payments on other long-term debt	(712,087)	(23,330)	(16,333)
Principal payments on capital lease obligations, mortgage, and note payable	(4,308)	(12,108)	(13,466)
Net transfers (to) parent	(35,770)	(35,180)	(166,256)

Net cash (used in) provided by financing activities	(53,600)	(62,774)	63,636

Net increase (decrease) in cash and cash equivalents	180	11,129	(39,616)
Cash and cash equivalents, beginning of year	82,799	71,670	111,286

Cash and cash equivalents, end of year	$82,979	82,799	71,670

See accompanying notes to consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(1)	Description of Business

Raycom Media, Inc. and subsidiaries, formed on May 2, 1996, is a media company engaged in television broadcasting and it’s principal business is the sale of television broadcasting advertising time to local, regional, digital, and national customers.

Each of the broadcast properties acquired by Raycom Media, Inc. is a wholly owned subsidiary of the Raycom Media, Inc. As of December 31, 2017, the Raycom Media, Inc. operates 65 broadcast television stations as follows:

State/jurisdiction	City	Station
Alabama	Birmingham	WBRC*
Alabama	Dothan	WDFX*
Alabama	Huntsville	WAFF*
Alabama	Montgomery	WSFA*
Arizona	Tucson	KOLD*
Arkansas	Jonesboro	KAIT*
Idaho	Boise	KNIN
Florida	Panama City	WPGX
Florida	West Palm Beach	WFLX*
Florida	Sarasota	WWSB*
Florida	Tallahassee	WTXL*
Georgia	Albany	WALB*
Georgia	Augusta	WFXG
Georgia	Columbus	WTVM*
Georgia	Savannah	WTOC*
Hawaii	Honolulu	KGMB/KHNL
Indiana	Evansville	WFIE*
Kentucky	Louisville	WAVE*
Kentucky	Paducah	WQWQ*
Louisiana	Baton Rouge	WAFB/WBXH*
Louisiana	Lake Charles	KPLC*
Louisiana	New Orleans	WVUE*
Louisiana	Shreveport	KSLA*
Mississippi	Biloxi	WLOX*
Mississippi	Hattiesburg	WDAM*
Mississippi	Jackson	WLBT*
Missouri	Cape Girardeau	KFVS*
North Carolina	Charlotte	WBTV*
North Carolina	Wilmington	WECT*
Ohio	Cincinnati	WXIX*
Ohio	Cleveland	WOIO/WUAB*
Ohio	Toledo	WTOL*

7	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

State/jurisdiction	City	Station
Oklahoma	Lawton	KSWO/KKTM/KSWX*
South Carolina	Charleston	WCSC*
South Carolina	Columbia	WIS*
South Carolina	Myrtle Beach	WMBF
Tennessee	Knoxville	WTNZ*
Tennessee	Memphis	WMC*
Texas	Amarillo	KFDA/KEYU*
Texas	Lubbock	KCBD*
Texas	Lufkin	KTRE*
Texas	Odessa/Midland	KWES/KTLE*
Texas	Tyler	KLTV*
Texas	Waco/Temple/Bryan	KXXV/KRHD/KSCM*
Virginia	Richmond	WWBT*

Of the stations listed above, 48 of the stations (denoted by *) are owned by Raycom TV Broadcasting, LLC, a wholly owned subsidiary of Raycom Media, Inc.

Raycom Media, Inc. provides certain operating and management services to television stations as follows:

State/jurisdiction	City	Station	Owner
Arizona	Tucson	KTTU	Tucker Operating Co, LLC
Arizona	Tucson	KMSB	Sander Media, LLC
Georgia	Columbus	WXTX	American Spirit Media, LLC
Hawaii	Honolulu	KFVE	HITV License Subsidiary, Inc.
Iowa	Ottumwa	KYOU	American Spirit Media, LLC
Louisiana	Lake Charles	KVHP	American Spirit Media, LLC
Mississippi	Jackson	WDBD	American Spirit Media, LLC
North Carolina	Wilmington	WSFX	American Spirit Media, LLC
Texas	Wichita Falls	KAUZ	American Spirit Media, LLC
Ohio	Toledo	WUPW	American Spirit Media, LLC
Virginia	Richmond	WUPV	American Spirit Media, LLC

Raycom Media, Inc. has two additional ABC network affiliations in Albany, GA and Hattiesburg, MS and one additional CBS network affiliation in Biloxi, MS broadcasting on the digital spectrum.

Raycom Media, Inc. wholly owns Raycom Sports Network, LLC. (Raycom Sports). Raycom Sports owns, produces, and markets sports and entertainment programming, primarily intercollegiate basketball and football games for television and cable networks and operates various sporting events.

8	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

Pending Transaction

On June 25, 2018, Raycom Media, Inc. entered into an Agreement and Plan of Merger (the Agreement) with Gray Television, Inc. (Gray). Under the terms of the Agreement, Gray will acquire the broadcasting and production operations of Raycom Media, Inc. and subsidiaries. The acquisition will close once customary closing conditions, including antitrust clearance and approval by the FCC, are obtained. The terms of the Agreement exclude the operations of certain wholly owned subsidiaries, PureCars Automotive, LLC and PureCars, LLC (collectively, PureCars) and Community Newspaper Holdings, Inc. (CNHI), except for the deferred tax asset associated with CNHI’s net operating losses, which are to be acquired by Gray (note 8).

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated carve-out financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). The balance sheet, statement of operations, deficit in net assets, and cash flows of Raycom Media, Inc. and its subsidiaries, excluding the financial results of Purecars and CNHI (the Company) have been derived from historical accounting records of Raycom Media, Inc. and subsidiaries (the Parent Company records) and are presented on a carve-out basis. Historically, our consolidated financial statements have included the financial results of Purecars and CNHI.

All revenues and costs as well as assets and liabilities directly associated with the business activities of the Company are included in the consolidated carve-out financial statements. The consolidated carve-out financial statements also exclude allocations of certain operating, selling, general, and administrative expenses of PureCars and CNHI. These allocations were based on methodologies that management believes to be reasonable. However, amounts derecognized by the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had PureCars and CNHI operated independently of the Company.

Historically, Raycom Media, Inc. used a centralized approach to cash management and financing of its operations. As the Company represents all of the broadcasting and production operations of Raycom Media, Inc., all of Raycom Media, Inc.’s cash, cash equivalents and debt are included in these consolidated carve-out financial statements. Any intercompany assets or liabilities are reflected as due from (to) Parent.

Deficit in net assets represents the Parent Company’s recorded net liabilities, as well as the income attributed with the consolidated carve-out financial statements.

The Company has had positive cash flow from operations of $82.7 million, $127.5 million and $136.1 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Company expects to fund our working capital requirements, capital expenditures and payments of principal and interest on outstanding indebtedness, with cash on hand and cash flows from operations. The Company currently anticipate that funds generated from operations, cash on hand and available borrowings under our Senior Secured Credit Facilities Agreement will be sufficient to meet the Company’s anticipated cash requirements for at least the next twelve months as of the report issuance date.

9	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying consolidated carve-out financial statements.

Certain columns and rows may not add due to the use of rounded numbers.

(b)	Use of Estimates

The preparation of consolidated carve-out financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

The Company’s significant estimates include the allowance for doubtful accounts, valuation of assets acquired and liabilities assumed in business combinations, the recoverability of goodwill, FCC licenses and other long lived assets, the recoverability of broadcast rights and the useful lives of property, plant, and equipment and intangible assets. Actual results may differ from those estimates.

(c)	Recognition of Revenue and Expenses

The Company’s primary source of revenue is derived from the sale of television broadcasting advertising. Total revenue includes cash and barter advertising revenue, other broadcast, and related revenues.

Advertising revenue is reported net of agency commissions and representation fees. Agency commissions and representation fees are calculated based on a stated percentage applied to gross billings for the Company’s broadcasting operations. Advertising revenue is recognized in the period in which the advertisements are aired.

Production costs and collegiate conference rights fees expense are recognized as the events are aired, on a per telecast basis.

(d)	Concentration of Credit Risk

The Company’s accounts receivable are due primarily from local, regional, and national advertising agencies. Management believes that the allowance for doubtful accounts is adequate, but if the financial condition of the Company’s customers were to deteriorate, additional allowances may be required. The Company has not experienced significant losses related to receivables from individual customers or by geographical area.

(e)	Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and any highly liquid investments purchased with original maturities of three months or less.

(f)	Accounts Receivable

The Company’s accounts receivable are primarily due from advertisers. The Company extends credit based upon its evaluation of a customer’s creditworthiness and financial condition. For certain advertisers, the Company does not extend credit and requires cash payment in advance. The Company monitors the collection of receivables and maintains an allowance for estimated losses based upon the aging of such receivables and specific collections issues that may be identified. When receivables are deemed to be uncollectible, amounts are written off to bad debt expense.

10	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(g)	Programming Rights and Liabilities

Programming rights, primarily in the form of syndicated programs and feature programming packages, represent amounts paid or payable to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when these programs are available for use. Programming rights are amortized over the lives of the underlying contracts using the greater of the straight line method or the accelerated per play method and charged to operating expense. Programming rights expected to be amortized within one year are classified as current in the accompanying consolidated balance sheet. Programming liabilities represent the gross amounts to be paid to program suppliers over the life of the contracts. Payments for programming liabilities, which are due within one year, are classified as current in the accompanying consolidated balance sheet.

(h)	Trade and Barter Transactions

The Company trades certain advertising time for various goods and services. The Company also barters advertising time for certain programming rights. These transactions are recorded at the estimated fair value of the goods or services received, if determinable, or at the estimated fair value of the advertising time traded. The related revenue is recognized when advertisements are broadcast, and the related expenses are recognized as the goods or services are used. For the years ended December 31, 2017, 2016, and 2015, trade and barter revenue was $20.4 million, $15.9 million, and $13.5 million, respectively. For the years ended December 31, 2017, 2016, and 2015 trade and barter expense was approximately $20.0 million, $15.3 million, and $13.3 million, respectively.

(i)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost or estimated fair value if acquired in a business combination. Depreciation is computed on the straight line basis over the estimated useful lives of the assets, which range from 3 to 30 years. Leasehold improvements held under capital lease are amortized over the shorter of the useful life of the improvement under lease or the lease term. Construction in process is not depreciated until the asset is placed into service.

The Company reviews, on a continuing basis, the financial statement carrying value of property, plant, and equipment for impairment. If events or changes in circumstances indicate that an asset carrying value may not be recoverable utilizing undiscounted cash flows, a write down of the asset would be recorded through a charge to operations. Management reviews the continuing appropriateness of the useful lives assigned to property, plant, and equipment. Prospective adjustments to such lives are made when warranted.

11	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(j)	Intangible Assets and Goodwill

Intangible assets consist primarily of goodwill, broadcast licenses (FCC licenses), network affiliation agreements, and customer lists arising from acquisitions.

(i)	Definite Lived Assets

The Company tests finite lived intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, relying on a number of factors including operating results, business plans, economic projections, and anticipated future cash flows. The impairment test for finite lived intangible assets consists of an asset (asset group) comparison of the carrying amount with its estimated undiscounted future cash flows. An impairment in the carrying amount of a finite lived intangible asset is recognized when the expected discounted future operating cash flow derived from the operation to which the asset relates is less than its carrying value.

(ii)	Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company tests goodwill for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When a triggering event occurs, an entity has the option to first assess qualitative factors to determine whether the quantitative impairment test is necessary. If the qualitative assessment indicates that it is more likely than not that goodwill is impaired, the entity must perform the quantitative test to compare the entity’s fair value with its carrying amount including goodwill (or the fair value of the reporting unit with the carrying amount including goodwill, of the reporting unit). If the qualitative assessment indicates that it is not more likely than not that goodwill is impaired, further testing is unnecessary.

(iii)	Indefinite Lived Intangibles

The Company’s FCC licenses are considered to be indefinite lived intangible assets and are not amortized but are tested for impairment annually in the Company’s fourth quarter, or whenever events or changes in circumstances indicate that such assets might be impaired. The use of an indefinite life for FCC licenses contemplates the Company’s historical ability to renew its licenses such that renewals generally may be obtained indefinitely and at little cost. Therefore, cash flows derived from the FCC licenses are expected to continue indefinitely. The estimated fair values of FCC licenses are generally calculated based on projected future discounted cash flow analyses. The development of market multiples, operating cash flow projections, and discount rates used in these analyses requires the use of assumptions, including assumptions regarding revenue and market growth as well as specific economic factors in the broadcasting industry. These assumptions reflect the Company’s best estimates, but these items involve inherent uncertainties based on market conditions generally outside of the Company’s control.

(k)	Income Taxes

The Company calculates its income tax provision on a stand-alone basis using the asset and liability method as if PureCars and CNHI were not part of the group. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing

12	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained on examination by the taxing authorities. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to unrecognized tax benefits in income tax benefit.

(l)	Stock Based Compensation

Stock based compensation is described more fully in note 9. The grant date fair value of the equity classified employee stock options are calculated using the Black Scholes model. The fair value of the equity classified restricted stock is based on the number of shares awarded and grant date fair value of the stock on the date of award. These amounts are recognized into selling, general and administrative expense over the vesting period of the options or the restricted stock.

(m)	Fair Value of Financial Instruments

The Company utilizes the following categories to classify the valuation methodologies for fair values of financial assets and liabilities:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity)

The carrying value of the Company’s financial instruments including, cash and cash equivalents, accounts receivable, programming rights, short term debt, accounts payable, programming liabilities and accrued expenses approximate their fair value as of December 31, 2017 due to the short term duration of these instruments.

The carrying value of the Company’s long term debt due to related parties is not carried at fair value because it is not practicable to estimate the fair value. The fair value of the Company’s long term debt with banks is measured by discounting the future cash flows of each instrument at rates that reflect, among other things, market interest rates, and the Company’s credit standing. In determining an appropriate spread to reflect credit standing, the Company considers interest rates of other long term debt offered to the Company for similar debt instruments by the Company’s bankers or other banks that regularly compete to provide financing to the Company. The carrying values approximate fair value at December 31, 2017.

13	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(n)	Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014 09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In March 2016, the FASB issued ASU No. 2016 08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (ASU 2016 08). The purpose of ASU 2016 08 is to clarify the implementation of guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016 10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (ASU 2016 10), which clarifies the implementation guidance in identifying performance obligations in a contract and determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). In 2016, the FASB issued various additional updates to the standard which included technical corrections and clarifications and did not substantially change the content of the new standard. The Company does not plan to early adopt, and accordingly, it will adopt these updates effective January 1, 2019. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU No. 2014 09, ASU No. 2016 08, and ASU No 2016 10, will have on its consolidated carve-out financial statements and related disclosures.

In February of 2016, the FASB issued ASU 2016 02, Leases (Topic 842). ASU 2016 02 requires the recognition of lease rights and obligations as assets and liabilities on the balance sheet. Previously, lessees were not required to recognize on the balance sheet assets and liabilities arising from operating leases. The ASU also requires disclosure of key information about leasing arrangements. ASU 2016 02 is effective for annual reporting periods after December 15, 2019, using the modified retrospective method of adoption, with early adoption permitted. The Company is in the preliminary phases of assessing the effect of the ASU on its portfolio of leases. The Company has not yet selected a transition date, nor has it determined the effect of the ASU on its consolidated carve-out financial statements. See note 14 for a summary of our undiscounted minimum rental commitments under operating leases as of December 31, 2017.

14	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(3)	Acquisitions

(a)	WVUE, LLC (WVUE) Acquisition

On August 8, 2017, the Company exercised its option to purchase virtually all of the assets of WVUE. The Company had been providing certain services in relation to its Shared Service Agreement (SSA) with Louisiana Media Company, LLC (LMC) since December 2013 (note 11). The goodwill of $1.7 million arising from this transaction relates to the increase in earnings. The aggregate purchase price of $52.1 million was paid in cash from proceeds related to the spectrum auction (note 6) and cash on hand (in thousands):

Consideration:
Cash	$52,107

Fair value of total consideration transferred	$52,107

Recognized amounts of identifiable assets acquired:
Property and equipment	$12,236
Nonamortizable intangible assets:
FCC License	36,743
Other intangibles	1,454

Total identifiable net assets assumed	50,433
Goodwill	1,674
Total	$52,107

Acquisition related costs included in selling, general, and administration	$286

15	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(b)	WWSB and WTXL TV License LLC Acquisitions

On May 1, 2017, the Company acquired virtually all of the assets of WWSB and WTXL TV License LLC (Calkins). The results of Calkins’ operations have been included in the consolidated carve-out financial statements since that date. The Company entered into this transaction to expand its presence in Florida, a state known for its history of large amounts of political advertising. The goodwill of $5.6 million arising from this transaction relates to the estimate of increased political revenues. The aggregate purchase price was $67.3 million and was paid in cash from borrowing on the Senior Secured Credit Facilities Agreement (note 7d) (in thousands):

Consideration:
Cash	$67,300

Fair value of total consideration transferred	$67,300

Recognized amounts of identifiable assets acquired:
Current assets	$4,938
Property and equipment	14,080
Nonamortizable intangible assets:
FCC License	40,481
Other intangibles	2,869
Other assets	24
Current liabilities	(697)

Total identifiable net assets assumed	61,695
Goodwill	5,605

Total	$67,300

Acquisition related costs included in selling, general, and administration	$2,178

16	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(c)	KVHP, LLC Acquisition

On August 15, 2016, the Company acquired the real property of KVHP, LLC (KVHP). In conjunction with the purchase, the Company entered into an SSA arrangement with American Spirit Media, which purchased the FCC license and various other property of KVHP. The Company has included the SSA fees received from American Spirit in the consolidated carve-out financial statements since that date. The Company expects to receive SSA fees of approximately $2.1 million a year. The goodwill of $8.6 million arising from this acquisition relates to the synergies expected from operating two television stations in the Lake Charles market. The aggregate purchase price was $21.9 million and was paid in cash.

Consideration:
Cash	$21,915

Fair value of total consideration transferred	$21,915

Recognized amounts of identifiable assets acquired:
Property and equipment	$1,119
Nonamortizable intangible assets:
Shared service agreements	10,877
Other intangibles	1,314

Total identifiable assets assumed	13,310
Goodwill	8,605

Total	$21,915

Acquisition related costs included in selling, general, and administration	$87

(d)	Acquisition of Drewry Communications

On December 1, 2015, the Company acquired substantially all of the assets of Drewry Broadcasting (Drewry). The results of Drewry’s operations have been included in the consolidated financial statements since that date. The purchased Drewry portfolio consists of 5 television stations, one of which will be sold at closing to American Spirit Media, LLC and run as a Shared Services Arrangement by the Company. The Company entered into this transaction to expand its presence in Texas and use its existing management talent to create synergies and cost reductions. The goodwill of $28.8 million arising from this acquisition relates to that synergy. The aggregate purchase price was $168.3 million and was paid in cash from borrowings on the Senior Secured Credit Facilities Agreement (see note 7d).

17	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

The following table summarizes the consideration paid for Drewry and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

Consideration:
Cash	$168,343

Fair value of total consideration transferred	$168,343

Acquisition related costs included in selling, general, and administrative	$783
Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets	$9,917
Property and equipment	23,781
Nonamortizable intangible assets
FCC license	84,518
Shared service agreements	14,008
Amortizable intangible assets
Customer list	8,017
Other intangibles	855
Current liabilities	(1,574)

Total identifiable net assets assumed	139,522
Goodwill	28,821

Total	$168,343

(e)	Acquisition of KNIN

On October 1, 2015, the Company acquired substantially all of the assets of KNIN from Journal Broadcasting Corporation (JBC). The results of KNIN’s operations have been included in the consolidated carve-out financial statements since that date. KNIN is a television station in Boise, ID that is run through a shared service agreement with JBC. The aggregate purchase price was $15.7 million and was paid in cash.

18	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

The following table summarizes the consideration paid for KNIN and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

Consideration:
Cash	$15,674

Fair value of total consideration transferred	$15,674

Acquisition related costs included in selling, general, and administrative	$121
Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets	$1,350
Property and equipment	631
FCC license	13,198
Amortizable intangible assets	33
Current liabilities	(183)

Total identifiable net assets assumed	15,029
Goodwill	645

Total	$15,674

(f)	Acquisition of WebStream

On September 1, 2015, the Company acquired substantially all of the assets of WebStream Productions, Inc. (WebStream). The results of WebStream’s operations have been included in the consolidated financial statements since that date. WebStream is a sports production company who primarily produces college events for streaming over the internet or ESPNU. The aggregate purchase price was $5.2 million and was paid in cash.

(4)	Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	2017	2016	2015
Land and improvements	$41,201	38,231	38,033
Buildings and improvements	104,642	95,756	91,281
Broadcasting equipment	356,981	336,501	329,553
Furniture and other equipment	54,707	49,853	46,818
Vehicles	48,398	47,329	45,167
Construction in process	5,106	7,105	6,281

	611,035	574,775	557,133
Less accumulated depreciation	(365,355)	(341,456)	(320,951)

	$245,680	233,319	236,182

Total depreciation for the years ended December 31, 2017, 2016, and 2015 were $36.4, $35.1, and $34.5 million, respectively.

In conjunction with its annual impairment tests during 2017, 2016, and 2015, the Company evaluated whether the carrying value of its property, plant, and equipment was recoverable on an undiscounted cash flow basis. For all years the carrying value of property, plant, and equipment was deemed to be fully recoverable.

19	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(5)	Goodwill and Intangible Assets

(a)	Intangible Assets

Intangible assets consist of nonamortizable (indefinite lived) and amortizable (definite lived) intangible assets as of December 31, 2017, 2016, and 2015, as follows (in thousands):

Nonamortizable intangible assets consist principally of FCC licenses, while the amortizable intangible assets consist of network affiliation agreements and other short term acquired intangibles. Nonamortizable intangibles are as follows:

Balance at December 31, 2014	$297,354
Drewry purchase	98,525
KNIN purchase	13,198
Other	(491)

Balance at December 31, 2015	408,586
KVHP purchase	10,877

Balance at December 31, 2016	419,463
Calkins purchase	40,481
WVUE purchase	36,743

Balance at December 31, 2017	$496,687

The Company’s performed an impairment evaluation on the FCC licenses and no impairment was indicated for the years ended December 31, 2017, 2016, and 2015.

	2017	2016	2015
Amortizable intangible assets (in thousands):
Network affiliation agreements	$539,367	539,367	539,367
Other intangible assets	110,683	106,362	105,048
Customer list	8,024	8,021	8,021
Noncompete agreement	25	25	25
Less accumulated amortization	(640,605)	(637,378)	(620,597)

Total amortizable intangible assets	$17,494	16,397	31,864

The Company’s amortizable intangible assets are amortized over the term of their related agreements that generally range from 15 to 20 years. Total amortization expense for the periods ended December 31, 2017, 2016, and 2015 was $3.2 million, $16.8 million, and $53.0 million, respectively. The approximate amortization expense related to amortizable intangible assets for the five years beginning January 1, 2018 is expected to be as follows: 2018, $1.8 million; 2019, $1.7 million; 2020, $1.6 million; 2021, $1.6 million; 2022, $1.5 million; and thereafter $9.3 million.

20	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(b)	Goodwill

Goodwill is as follows (in thousands):

Balance at December 31, 2014	$951,300
Drewry purchase	28,821
Other	3,388

Balance at December 31, 2015	983,509
KVHP purchase	8,605

Balance at December 31, 2016	992,114
Calkins purchase	5,605
WVUE purchase	1,674

Balance at December 31, 2016	$999,393

Accumulated impairment losses	$(276,887)

The Company’s performed a goodwill impairment evaluation as a consolidated unit and no impairment was indicated for the year ended December 31, 2017, 2016, and 2015.

(6)	FCC Spectrum Auction

On April 13, 2017, the FCC announced the results of its spectrum auction. In the auction, the Company relinquished its spectrum rights in Cleveland, OH for its My Network affiliated station WUAB. The Company has a legal duopoly in Cleveland and plans to channel share with its CBS affiliated station WOIO. The Company received proceeds of $32.3 million in July 2017, which were recorded in other investing activities in the Company’s consolidated statement of cash flows.

(7)	Indebtedness

Indebtedness as of December 31, 2017, 2016, and 2015 consists of the following (in thousands):

	2017	2016	2015
Long-term debt due to related parties:
Fixed-rate loan (a)	$1,662,036	1,777,632	1,793,788
Less unamortized discount on fixed-rate loan	—	—	(47)

Total long-term debt due to related parties	1,662,036	1,777,632	1,793,741
Less current installments of long-term debt due to related parties	(20,755)	(115,596)	(16,156)

Long-term debt to related parties, net of current installments	$1,641,281	1,662,036	1,777,585

21	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

	2017	2016	2015
Other long-term debt:
Tranche A Term Note (b, c, d)	$296,250	349,161	368,832
Tranche B Term Note (b, c, d)	598,500	357,676	361,335
Less unamortized discount on Tranche B Term Note (c)	(3,164)	(1,593)	(1,949)
Revolving credit facility (c)	—	84,000	60,000
Term loan note (e)	—	—	2,013
Mortgage payable (f)	—	—	2,593
Unamortized debt issuance costs	(10,523)	(8,947)	(11,304)
Obligations under capital leases (g)	11,316	9,081	12,353

Total other long-term debt	892,379	789,378	793,873
Less current installments of other long-term debt and obligations under capital lease	(24,633)	(111,333)	(92,076)

Other long-term debt, net of current installments	$867,746	678,045	701,797

(a)	The Seventh Amended and Restated Loan and Credit Agreement

On September 30, 2009, the Company executed the Seventh Amended and Restated Loan and Credit Agreement, with the Retirement Systems of Alabama (RSA), which bears interest at 8% per annum and is payable on January 31, April 30, July 31, and October 31 of each year. The Fixed Rate Loan matures on December 31, 2032. The repayment of the loans under the Seventh Amended and Restated Loan and Credit Agreement is based upon the Company’s excess cash flows as defined by the agreement and requires that preferred stock dividends be declared prior to the repayment of any portion of the outstanding balances, except in the case of any disposition of the Company’s broadcasting properties. The Seventh Amended and Restated Loan and Credit Agreement also contains significant prepayment penalties, which substantially negate the Company’s ability to prepay the loans.

(b)	Third Amended and Restated Credit Agreement

On August 23, 2017 one of the Company’s subsidiaries, Raycom TV Broadcasting, LLC entered into an amended and restated credit agreement (the Senior Secured Credit Facilities Agreement) with a consortium of banks, and administered by Wells Fargo, that consists of the following credit facilities (described below): Tranche A Term Note, Tranche B Term Note, Revolving Credit Facility, Swingline Loan(s), Letter of Credit(s), and Incremental Term Loan(s).

At the discretion of Raycom TV Broadcasting, LLC, the interest rate on the Tranche A Term Note, Tranche B Term Note, Revolving Credit Facility, and any Incremental Term Loan(s) borrowed is set at either the London Inter bank Offered Rate (LIBOR) or the Base Rate, described as follows:

LIBOR plus an applicable percentage (between 1.50% and 2.50%) dependent upon the leverage ratio as defined by the Senior Secured Credit Facilities Agreement.

Base Rate: the higher of (i) the per annum interest rate publicly announced by Wells Fargo to be its prime rate, or (ii) the Federal Funds Rate plus 0.5% per annum.

22	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

The interest rate on any Swingline Loan(s) borrowed is required to be at the Base Rate.

The Tranche A Term Note was issued for $300.0 million. The Tranche A Term Note matures on January 2, 2023 with mandatory repayments that began on December 31, 2017. Interest accrues on the Tranche A Term Note based on the LIBOR plus a spread as defined in the Senior Secured Credit Facilities Agreement and at December 31, 2017 was 3.819%. Accrued interest on the Tranche A Term Note as of December 31, 2017 was approximately $161,000.

The Tranche B Term Note was issued for $600.0 million. The Tranche B Term Note matures on August 23, 2024 with mandatory repayments that began on December 31, 2017. Interest accrues on the Tranche B Term Note based on the LIBOR plus 2.75%. The interest rate at December 31, 2017 was 4.319%. Accrued interest on the Tranche B Term Note as of December 31, 2017 was approximately $215,000.

The maximum aggregate amount Raycom TV Broadcasting, LLC can borrow under the Revolving Credit Facility is $350.0 million. The total outstanding principal of the Revolving Credit Facility matures on January 2, 2023; however, Raycom TV Broadcasting, LLC can make prepayments on any outstanding principal, which can later be reborrowed. Interest accrues on the Revolving Credit Facility based on the LIBOR plus a spread as defined in the Credit Agreement. There was no outstanding balance on the Revolving Credit Facility as of December 31, 2017.

Raycom TV Broadcasting, LLC can obtain Swingline Loan(s) in an aggregate amount not to exceed $10.0 million, provided that the Aggregate Revolving Credit Exposure would not exceed the aggregate Revolving Credit Commitments immediately following the borrowing. Any amounts outstanding under the Swingline Loan(s) may be prepaid and reborrowed before their maturity date of December 26, 2022.

Raycom TV Broadcasting, LLC can draw upon a Letter of Credit with the consortium of banks, the terms of which to be negotiated upon borrowing; however, the aggregate principal balance of the Letter of Credit may not exceed $10.0 million, nor, when combined with the outstanding principal balance of the Revolving Credit Facility and any Swingline Loan(s), exceed $200 million. The Letter of Credit may not contain terms that extend beyond the longer of one year or December 26, 2022.

Raycom TV Broadcasting, LLC can obtain Incremental Term Loan(s) in an aggregate amount not to exceed $250.0 million. Any amounts outstanding under any Incremental Term Loan(s) may be repaid, but not reborrowed, through their maturity date, which is determined upon obtaining the Incremental Term Loan(s).

There were no borrowings under the Swingline Loan(s), Letter of Credit, or Incremental Term Loan(s).

The Senior Secured Credit Facilities Agreement provides for certain restrictive and financial covenants with respect to total leverage, leverage, and interest coverage. The Company must also maintain minimum liquidity of $50.0 million.

23	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

Future minimum payments required under the Senior Secured Credit Facilities Agreement are as follows (in thousands):

	Tranche A Term Note	Tranche B Term Note
2018	$15,000	6,000
2019	15,000	6,000
2020	15,000	6,000
2021	15,000	6,000
2022	15,000	6,000
Thereafter	221,250	568,500

Total	$296,250	598,500

In addition to the minimum repayments above, on April 1 of each year, Raycom TV Broadcasting, LLC must prepay the outstanding principal amount of the credit facilities in an amount based on Raycom TV Broadcasting, LLC’s excess cash flows from the previous fiscal year, if any, as defined in the Senior Secured Credit Facilities Agreement. Also, each prepayment is to be applied (i) first, to reduce the outstanding principal amount of the Tranche A Term Note, Tranche B Term Note, and the Incremental Term Loan(s), if any, on a pro rata basis, with such reduction to be applied to the remaining mandatory principal payments in each instance on a pro rata basis, (ii) second, to reduce the outstanding principal amount on any Swingline Loan(s), (iii) third, to reduce the outstanding principal amount of any Revolving Term Loan(s), and (iv) fourth, to pay any outstanding reimbursement obligations and to collateralize letter of credit exposure.

Raycom TV Broadcasting, LLC also has the right to make voluntary prepayments limited to certain restrictions as defined in the Senior Secured Credit Facilities agreement.

The debt held under the Senior Secured Credit Facilities Agreement is collateralized by the assets of Raycom TV Broadcasting, LLC (note 1).

(c)	First Amendment, Consent, and Incremental Facilities Agreement

On October 23, 2015, Raycom TV Broadcasting, LLC entered into the First Amendment, Consent, and Incremental Facility Agreement (Incremental Agreement). The Incremental Agreement provided for certain banks and financial institutions to commit to fund an Incremental Term Loan A in the aggregate principal amount of $160.0 million and an Incremental Term Loan B in the aggregate principal amount of $90.0 million. The Incremental Facilities are subject to the terms and conditions in the Senior Secured Credit Facilities Agreement (see note 7d).

(d)	$775 million Senior Secured Credit Facilities Agreement

On August 3, 2014, Raycom TV Broadcasting, LLC entered into an amended and restated credit agreement (the Senior Secured Credit Facilities Agreement) with a consortium of banks, and administered by Wells Fargo, that consists of the following credit facilities (described below): Tranche A Term Note, Tranche B Term Note, Revolving Credit Facility, Swingline Loan(s), Letter of Credit(s), and Incremental Term Loan(s).

24	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

At the discretion of Raycom TV Broadcasting, LLC, the interest rate on the Tranche A Term Note, Tranche B Term Note, Revolving Credit Facility, and any Incremental Term Loan(s) borrowed is set at either the LIBOR or the Base Rate, described as follows:

LIBOR plus an applicable percentage (between 1.50% and 2.50%) dependent upon the leverage ratio as defined by the Senior Secured Credit Facilities Agreement.

Base Rate: the higher of (i) the per annum interest rate publicly announced by Wells Fargo to be its prime rate, or (ii) the Federal Funds Rate plus 0.5% per annum.

The interest rate on any Swingline Loan(s) borrowed is required to be at the Base Rate.

The Tranche A Term Note was issued for $225.0 million and was increased by the borrowing on the Incremental Agreement by $160.0 million for a total principal amount of $385.0 million. The Tranche A Term Note matures on January 2, 2020 with mandatory repayments that began on December 31, 2014. Interest accrues on the Tranche A Term Note based on the LIBOR plus a spread as defined in the Credit Agreement and at December 31, 2015 was 2.6739%. Accrued interest on the Tranche A Term Note as of December 31, 2015 was approximately $27,000.

The Tranche B Term Note was issued for $275.0 million and was increased by the borrowing on the Incremental Agreement by $90.0 million for a total principal amount of $365.0 million. The Tranche B Term Note matures on August 4, 2021 with mandatory repayments that began on December 31, 2014. Interest accrues on the Tranche B Term Note based on the LIBOR (with a floor of 0.75%) plus 3.0%. The interest rate at December 31, 2015 was 3.75%. Accrued interest on the Tranche B Term Note as of December 31, 2015 was approximately $38,000.

The maximum aggregate amount Raycom TV Broadcasting, LLC can borrow under the Revolving Credit Facility is $275.0 million. The total outstanding principal of the Revolving Credit Facility matures on January 2, 2020; however, Raycom TV Broadcasting, LLC can make prepayments on any outstanding principal, which can later be reborrowed. Interest accrues on the Revolving Credit Facility based on the LIBOR plus a spread as defined in the Credit Agreement, which at December 31, 2015 was 2.6739%. The outstanding balance of the Revolving Credit Facility as of December 31, 2015 was $60.0 million. Accrued interest on the Revolving Credit Facility as of December 31, 2015 was approximately $4,000. Due to the ability of Raycom TV Broadcasting, LLC to periodically borrow and repay against the Revolving Credit Facility, the related amount outstanding as of December 31, 2015 is classified as current debt on the Company’s consolidated balance sheet.

Raycom TV Broadcasting, LLC can obtain Swingline Loan(s) in an aggregate amount not to exceed $10.0 million, provided that the Aggregate Revolving Credit Exposure would not exceed the aggregate Revolving Credit Commitments immediately following the borrowing. Any amounts outstanding under the Swingline Loan(s) may be prepaid and reborrowed before their maturity date of December 27, 2019.

Raycom TV Broadcasting, LLC can draw upon a Letter of Credit with the consortium of banks, the terms of which to be negotiated upon borrowing; however, the aggregate principal balance of the Letter of Credit may not exceed $10.0 million, nor, when combined with the outstanding principal balance of the Revolving Credit Facility and any Swingline Loan(s), exceed $200 million. The Letter of Credit may not contain terms that extend beyond the longer of one year or May 25, 2016.

25	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

Raycom TV Broadcasting, LLC can obtain Incremental Term Loan(s) in an aggregate amount not to exceed $500.0 million. Any amounts outstanding under any Incremental Term Loan(s) may be repaid, but not reborrowed, through their maturity date, which is determined upon obtaining the Incremental Term Loan(s).

There were no borrowings under the Swingline Loan(s), Letter of Credit, or Incremental Term Loan(s).

The Senior Secured Credit Facilities Agreement provides for certain restrictive and financial covenants over total leverage, leverage, and interest coverage. Raycom TV Broadcasting, LLC was in compliance with all covenants at December 31, 2015.

Future minimum payments required under the Senior Secured Credit Facilities Agreement are as follows (in thousands):

	Tranche A Term Note	Tranche B Term Note	Revolving credit facility
2016	$19,671	3,660	—
2017	19,671	3,660	—
2018	19,671	3,660	—
2019	19,671	3,660	—
2020	290,148	3,660	275,000
2021	—	343,035	—

Total	$368,832	361,335	275,000

In addition to the minimum repayments above, on April 1 of each year, Raycom TV Broadcasting, LLC must prepay the outstanding principal amount of the credit facilities in an amount based on Raycom TV Broadcasting, LLC’s excess cash flows from the previous fiscal year, if any, as defined in the Senior Secured Credit Facilities Agreement. Also, each prepayment is to be applied (i) first, to reduce the outstanding principal amount of the Tranche A Term Note, Tranche B Term Note, and the Incremental Term Loan(s), if any, on a pro rata basis, with such reduction to be applied to the remaining mandatory principal payments in each instance on a pro rata basis, (ii) second, to reduce the outstanding principal amount on any Swingline Loan(s), (iii) third, to reduce the outstanding principal amount of any Revolving Term Loan(s), and (iv) fourth, to pay any outstanding reimbursement obligations and to collateralize letter of credit exposure. There are no required prepayments in 2015.

Raycom TV Broadcasting, LLC also has the right to make voluntary prepayments limited to certain restrictions as defined in the Senior Secured Credit Facilities agreement.

The debt held under the Senior Secured Credit Facilities Agreement is collateralized by the assets of Raycom TV Broadcasting, LLC, (see note 1 for station listings).

26	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(e)	Term Loan Note

As partial consideration for the asset exchange and service agreement with HITV (note 12), the Company issued a $22 million Term Loan Note. The Term Loan Note bore interest of 5% per annum and was payable on March 31, June 30, September 30, and December 31 each year. The Term Loan Note matured on October 1, 2016. Repayment of the loan under the Term Loan Note was based upon the Company’s excess cash flow as defined by the Asset Exchange Agreement (AEA). Voluntary prepayments were permitted at any time with no penalty. At December 31, 2015, approximately $2.0 million of the Term note was classified as current. During 2016, the Company repaid approximately $2.0 million, which fully satisfied the balance of the Term Loan Note.

(f)	Mortgage Payable

During 2012, the Company assumed a mortgage payable that was secured by commercial property located in Cincinnati, Ohio. The mortgage bore interest of 5.61% per annum, was payable in monthly installments, and matured on April 1, 2016. As of December 31, 2015, approximately $2.6 million of the mortgage was classified as current. The mortgage was paid in full on April 1, 2016.

(g)	Capital Leases

The Company acquired certain equipment and facilities under long term leases that are capitalized for financial reporting purposes. Accordingly, the present value of the future minimum lease payments has been capitalized. The leases expire at dates through 2023.

The following is a schedule of future minimum lease payments for the Company’s capital leases as of December 31, 2017 (in thousands):

Year ending December 31:
2018	$4,390
2019	3,444
2020	2,280
2021	1,304
2022	999
Thereafter	912

Total future minimum lease payments	13,329
Less amount representing interest and taxes	(2,013)

Obligations under capital lease	11,316
Current portion of obligations under capital lease	(3,632)

Obligations under capital leases, net of current portion	$7,684

27	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(8)	Income Taxes

Total income taxes for the years ended December 31, 2017, 2016, and 2015 were allocated as follows (in thousands):

	2017	2016	2015
Income tax (benefit) expense:
Current:
Federal	$44,555	43,492	3,874
State	4,371	1,462	3,190

	48,926	44,954	7,064

Deferred:
Federal	46,553	1,457	13,148
State	2,285	4,542	(8,636)

	48,838	5,999	4,512

Income tax expense	$97,764	50,953	11,576

The following is a reconcilation between U.S. Federal Statutory rate of 35% to actual income tax rate:

	2017	2016	2015
Book income/(loss) before taxes	$147,578	145,583	40,921
Expected tax at 35%	$51,652	50,954	14,322
State tax expense, net	4,287	6,129	(3,562)
Permanent items	(3,643)	(4,106)	617
Change in tax rates	44,226	—	133
Uncertain tax position release	—	(2,175)	—
Other, net	1,242	151	66

	$97,764	50,953	11,576

For the year ended December 31, 2017, the difference between actual income tax expense and the amount computed by applying the federal statutory rate of 35% is primarily attributable to the change in the future enacted federal corporate tax rate from 35% to 21% nondeductible expenses, state taxes, federal deduction for domestic production activities, and accrual of unrecognized tax benefits.

For the year ended December 31, 2016, the difference between actual income tax expense and the amount computed by applying the federal statutory rate of 35% is primarily attributable to state taxes, nondeductible expenses, federal deduction for domestic production activities, and release of uncertain tax positions.

28	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

For the year ended December 31, 2015, the difference between actual income tax expense and the amount computed by applying the federal statutory rate of 35% is primarily attributable to state taxes, changes in tax rates, nondeductible expenses, and the release of valuation allowance on historical Raycom state net operating losses.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities for the year ended December 31, 2017, 2016 and 2015 are presented below (in thousands):

	2017	2016	2015
Deferred tax liabilities:
Fixed assets	$(23,198)	(25,986)	(26,748)
Net intangible assets	(135,123)	(170,489)	(157,332)
COD income (2014–2018)	(29,692)	(94,506)	(141,716)
Other	(238)	(348)	(309)

Gross deferred tax liabilities	(188,251)	(291,329)	(326,105)

Deferred tax assets:
Accrued expenses	2,803	5,421	5,364
Goodwill	10,759	9,884	7,458
FCC Licenses	4,604	8,780	11,676
Net operating loss carryforwards	242,083	380,173	406,731
Reserves	771	1,004	2,292
Investments in partnership	4,000	2,793	4,172
Capital loss carryforward	3,621	351	—
General business credits	—	2,835	2,835
Federal AMT credit carryforwards	—	—	4,061
Other	3,361	4,042	4,577

Gross deferred tax assets	272,002	415,283	449,166
Valuation allowance	(22,534)	(18,842)	(18,565)

Deferred tax assets, net	249,468	396,441	430,601

Net deferred tax asset	$61,217	105,112	104,496

In September 2011, the Company made an election pursuant to Internal Revenue Code Section 108(i) to defer its 2009 cancellation of indebtedness income (CODI). As a result of the Section 108(i) election, Raycom will have to recognize $646.7 million of CODI for tax purposes ratably over five years starting in 2014. Raycom recognized $129.3 million of CODI for tax purposes in the year ended December 31, 2017, 2016 and 2015, respectively.

29	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

For the year ended December 31, 2017, 2016 and 2015, the Company had approximately, $983 million, $1,014 million and $1,076 million of federal net operating loss carryforwards expiring in 2020 through 2037 and $897 million, $916 million and $970 million, respectively, of state and city net operating losses carryforwards expiring in 2016 through 2037.

On September 29, 2017, the Company acquired 100% of the equity interest of Community Newspaper Holdings, Inc. (CNHI). The RSA is the primary lender for both the Company and CNHI and, due to that relationship, CNHI is considered an entity under common control. These carve-out financial statements only include the deferred tax asset for CNHI’s net operating losses (NOLs) as these are to be acquired by Gray. The consolidated statements of income, statement in changes in deficit in net assets, and cash flows are presented as if the transaction occurred on January 1, 2015. The Company recorded a federal deferred tax asset for the CNHI NOLs for the period ended December 31, 2017, 2016 and 2015 of $215.5 million, $354.9 million, and $346.7 million at the historical cost. CNHI’s accumulated federal net operating losses as of December 31, 2017, 2016 and 2015 are $1,026 million, $1,014 million, and $990.6 million, respectively. The Company recorded the state deferred tax asset for the CNHI NOLs for the period ended December 31, 2017, 2016 and 2015 of $41.5 million, $33.4 million, and $32.3 million at the historical cost. The state net operating losses generated by CNHI in the periods ended December 31, 2017, 2016 and 2015 are $784.9 million, $767.8 million, and $741.4 million, respectively. The CNHI net operating losses have been recorded as additions to the deferred tax asset balance and as a “Noncash contribution from the Parent” in the statement of deficit in net assets. The Company recorded a valuation allowance against a portion of the CNHI state net operating losses that are expected to expire unutilized. The Company also recorded unrecognized tax benefits related to the CNHI federal and state net operating losses. The valuation allowance and unrecognized tax benefits were recorded as a reduction to the “Noncash contribution from the Parent” recorded in the statement of deficit in net assets (see additional discussion below). The tax effected net impact of these transactions to “Noncash contribution from the Parent” in the period ended December, 31, 2017, 2016, and 2015 were $5.2 million, $6.7 million, and $10.4 million, respectively.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, cumulative earnings, projected future taxable income, and tax planning strategies that can be implemented by the Company in making the assessment. Based upon the level of historical taxable income, scheduled reversals of deferred tax liabilities, and projections of future taxable income over the periods in which the temporary differences become deductible and based on available tax planning strategies, the Company’s management presently believes that all deferred tax assets will be realized as of the period ended December 31, 2017, 2016 and 2015 with the exception of certain state net operating losses that may expire unutilized. The net valuation allowance recorded on state net operating losses for the period ended December 31, 2017, 2016, and 2015 are $22.53 million, $18.84 million, and $18.57 million, respectively.

Unrecognized tax benefits related to the historical Raycom business recorded for the period ended December 31, 2017, 2016, and 2015 were $3.1 million, $2.5 million, and $3.8 million, respectively.

Interest expense recorded related to unrecognized tax benefits recorded for the period ended December 31, 2017, 2016, and 2015 amounted to $0.5 million, $0.3 million, and $2.5 million, respectively.

30	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

The Company believes that no unrecognized tax benefits will significantly change in the next 12 months.

Additionally, the Company recorded unrecognized tax benefits related to the CNHI federal and state net operating losses. Unrecognized tax benefits recorded for federal purposes for the period ended December 31, 2017, 2016 and 2015 of $5.2 million, $8.8 million and $6.3 million, respectively. Unrecognized tax benefits recorded for state purposes for the period ended December 31, 2017, 2016 and 2015 were $6.1 million, $5 million, and $5 million, respectively.

The Company and its subsidiaries file a consolidated federal income tax return. The federal income tax return remains subject to tax examination for tax years 2015 to 2016; however, the Internal Revenue Service could redetermine taxable income in a closed year (i.e., prior to 2015) and adjust the Company’s net operating loss carryforward. The Company underwent an IRS examination of the 2014 federal tax return that resulted in no significant changes to the tax liability, and therefore, the 2014 year is now closed. The Company and its subsidiaries also file income tax returns in several state and city jurisdictions, which in general remain subject to examination from 2014 to 2016. In some state jurisdictions, the examination period is from 2013 to 2016.

Deferred income taxes reflect temporary differences in the recognition of revenues and expenses for tax reporting and financial statement purposes. Deferred tax liabilities and assets are adjusted for changes in tax laws or tax rates of the various tax jurisdictions as of the enacted date. The federal tax rate used to calculate deferred tax liabilities and assets as of December 31, 2016 was 35%. Pub. L. No. 115-97, commonly referred to as the Tax Cuts and Jobs Act or the Act, was enacted into law as of December 22, 2017. Among other provisions, the Act reduced the federal tax rate to 21% effective as of January 1, 2018. The December 31, 2017 deferred tax assets and liabilities were recorded using the 21% federal tax rate.

(9)	Stock Based Compensation

(a)	Stock Option Plan

Stock-based compensation expense is recorded in operating expenses net of expected forfeitures. As the options are held at the Parent Company level, the cost of the options are recorded as a credit in Net Parent Investment. This represents the cost associated with those employees of the Company that were a part of the Parent Company’s stock option plan.

During 2017, 2016, and 2015, stock grants had exercise prices of $45.32, $53.53, and $50.25, respectively. Options granted under the Parent Company’s stock option plan vest from the grant date as follows: 50% after two years and 50% after three years. The Company recorded compensation expense of $3.0 million, $1.1 million, and $1.5 million for 2017, 2016, and 2015, respectively.

The fair value of each option award is estimated on the date of grant using the Black Scholes Merton option pricing model that used the weighted average assumptions in the following table. The estimated expected term of the option based on estimates since there was no historical data to base such an assumption. Since the Parent Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is computed based on the average historical volatility of similar entities with publicly traded shares. The risk free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

31	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

The weighted average grant date fair value per option granted during 2017 and 2015 was $28.45 and $37.03, respectively. There were no options granted during 2016. The following assumptions were used to estimate the fair value of the options granted:

	2017	2015
Valuation assumptions:
Expected dividend yield	—%	—%
Expected volatility	58.71%	84.60%
Expected term (years)	8	8
Risk-free interest rate	2.15%	1.80%

A summary of the stock option activity for was as follows:

	2017
	Options	Weighted average exercise price
Outstanding, beginning of year	636,654	$11.05
Granted	569,400	45.29
Exercised	(21,915)	16.06
Forfeitures	(51,201)	10.08

Outstanding, end of year	1,132,938	$27.80

Exercisable, end of year	537,638	$8.46

The weighted average or remaining contractual term in years for the options outstanding at the end of 2017 is 7.0 years. The aggregate intrinsic value of options outstanding at the end of 2017 is $19.98 million.

Approximately, 26,300, 284,500, and 284,500 options will vest in 2018, 2019, and 2020, respectively.

As of December 31, 2017, there was $14.5 million of total unrecognized compensation costs related to the nonvested share based compensation arrangements granted under the Parent’s Stock Option Plan. That cost is expected to be recognized over a weighted average period of 4 years.

(b)	Restricted Stock Plan

As the restricted stock are held at the Parent Company level, the cost of the restricted stock are also recorded as a credit to Net Parent Investment. The Company recorded compensation expense of approximately $2.4 million and $1.1 million in 2017 and 2016, respectively. No compensation expense was recorded in 2015.

32	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

A summary of the restricted stock activity for 2017 as follows:

Nonvested shares	Shares
Balance at January 1, 2017	130,574
Granted	164,156
Vested	—
Forfeited	(20,112)

Balance at December 31, 2017	274,618

As of December 31, 2017, there was $10.7 million of total unrecognized compensation costs related to the nonvested share based compensation arrangements granted under the Parent’s Restricted Stock Plan. That cost is expected to be recognized over a weighted average period of 4 years. The total fair value of shares granted during the years ended December 31, 2017 and 2016 was $45.32 and $53.53, respectively. There were no shares granted during 2015.

(10)	Supplemental Disclosures of Cash Flow and Noncash Information

Cash paid for interest for the year ended December 31, 2017, 2016, and 2015 was approximately $173.5 million, $170 million, and $163.5 million, respectively.

Cash payments of approximately $61.7 million, $51.5 million, and $6.3 million for income taxes were made for the years ended December 31, 2017, 2016, and 2015, respectively.

Programming broadcast rights acquired during 2017, 2016, and 2015 through the assumption of programming contracts payable were approximately $20.8 million, $19.6 million, and $22.6 million, respectively.

During the years ended December 31, 2017, 2016, and 2015, the Company acquired $6.8 million, $4.2 million, and $2.4 million of equipment financed by capital leases (note 8d), respectively.

(11)	Shared Service Agreements

The Company has a Shared Services Agreement (SSA) with HITV Operating Co., Inc. (HITV). In addition, the Company agreed to lease studio space (Studio Lease) and equipment to HITV. The SSA and Studio Lease agreements obligate the Company to provide certain functions and services to KFVE in return for certain fees. The fees represent 30% of cash flow of KFVE plus a flat fee of $2.5 million per year (pro rated based on actual cash flows of the Company). The functions and services provided to KFVE may include technical, nonmanagerial administrative functions, and sharing of studio locations. The Company recognized approximately $965,000, $964,000, and $715,000 in revenue for the years ended December 31, 2017, 2016, and 2016, respectively, related to these SSA and Studio Lease agreements.

Under SSA agreements with ASM, the Company provided certain functions and services in return for a monthly service fee. The functions and services provided may include technical, nonmanagerial administrative functions and sharing of studio locations. The Company recognized approximately $13.6 million, $10.6 million, and $8.7 million in revenue for the years ended December 31, 2017, 2016, and 2015, respectively, related to these shared service agreements.

33	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

During June 2011, the Company entered into an SSA with WPTV (owned and operated by E.W. Scripps Company) under which WPTV provides certain support services to WFLX in return for a monthly service fee. The functions and services provided to the stations may include technical, nonmanagerial administration functions and sharing of studio locations. The Company incurred $5.5 million, $2.1 million, and $3.1 million, respectively, in service fees in connection with this agreement during the year ended December 31, 2017, 2016, and 2015.

During November 2011, the Company entered into an SSA with KTTU TV, Inc., KMSB TV, Inc. (owned and operated by Tuckers Operating Co, LLC and Sander Media, LLC) and KOLD, LLC. The Company provides certain support services in return for a monthly service fee. The functions and services provided to the stations may include technical, nonmanagerial administration functions and sharing of studio locations. The Company recognized approximately $1.8 million, $1.6 million, and $1.8 million, respectively, in revenue in connection with this agreement for the year ended December 31, 2017, 2016, and 2015.

During December 2013, the Company entered into an SSA and a Joint Service Agreement (JSA) with Louisiana Media Company, LLC (LMC) and WVUE. In return for providing certain support services and for acting as the sales agent for LMC, the Company kept 50% of the broadcast cash flow generated by WVUE over $4.0 million. The Company recognized approximately $2.7 million in broadcast cash flow in connection with this agreement through August 8, 2017 and $1.0 million and $76,000, respectively, for the years ended December 31, 2016 and 2015. On August 8, 2017, the Company exercised its option to purchase virtually all of the assets of WVUE (note 3b). The exercise of the option caused both agreements to terminate as of that date.

During October 2015, the Company entered into an SSA agreement with KIVI (owned and operated by EW Scripps) under which KIVI provides certain support services to KNIN in return for a monthly service fee. The functions and services provided to the station may include technical, nonmanagerial administration functions and sharing of studio locations. The Company incurred approximately $1.6 million, $1.6 million, and $365,000, respectively, in service fees in connection with this agreement during the year ended December 31, 2017, 2016, and 2015.

(12)	Commitments

Programming rights acquired for cash under license agreements are recorded as an asset and corresponding liability at the inception of the license period. At December 31, 2017, 2016, and 2015, the Company has executed contracts for programming rights totaling approximately $31.7 million, $22.7 million, and $24.8 million, respectively. As the broadcast license period has not yet begun at the year ends, the asset and related liability are not recorded as of the year end date.

The Company leases certain equipment and facilities under noncancelable operating leases expiring at various dates through 2066.

34	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

Future annual payments required under noncancelable operating leases and programming rights are as follows (in thousands):

	Operating leases	Programming rights
2018	$8,358	20,894
2019	8,027	15,821
2020	7,494	14,028
2021	6,871	1,904
2022	6,374	871
Thereafter	20,632	228

Total	$57,756	53,746

Rent expense under noncancelable operating leases was approximately $8.7 million, $7.9 million, and $7.1 million for the years ended December 31, 2017, 2016, and 2015, respectively.

(13)	Related Party Transactions

(a)	RSA Office Lease

On July 17, 1998, the Company entered into an office lease agreement with the RSA. The term of the lease is effective from July 1998 through July 2028 for the corporate headquarters office space. Total annual payments to the RSA for 2017, 2016, and 2015 were approximately $1.6 million, $1.4 million, and $1.5 million, respectively. Future minimum lease payments under this lease agreement have been included under operating leases (see note 12).

(b)	RSA Public Service Announcements

In accordance with the Seventh Amended and Restated Loan and Credit Agreements (see note 7(a)), the Company is committed to air public service announcements for bona fide agencies of the state of Alabama, as directed by the RSA. These announcements are being aired in otherwise unsold commercial inventory and the commitment extends over the life of the Seventh Amended and Restated Loan and Credit Agreement. As public service announcements have no commercial value and these spots are limited to otherwise unsold inventory, no liability has been recorded in the consolidated financial statements for this commitment.

(c)	Other

During the course of business, the Company purchases certain service from companies affiliated with board members. During 2017, 2016, and 2015, the Company paid approximately $1.0 million for such services.

(d)	Due (to) from Parent

The amounts due (to) from Parent represent amount arising from the Company’s centralized approach to cash management and financing of operations. The primary component of the transfers (to) from Parent are cash pooling/general financing activities, various expense allocations (to) from Parent, and receivables/payables (to) from Parent. Upon the closing of the merger transaction with Gray, the due (to) from Parent will be forgiven and recorded as a contribution (distribution) to Parent in the statement of deficit of net assets.

35	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

(14)	Contingencies

From time to time, the Company is party to certain litigation and other claims in the normal course of business. Currently, there are claims or lawsuits filed against the Company and its subsidiaries for potential libel and defamation claims or other alleged actions arising from information contained in newscasts, FCC complaints, and other employee related matters. The Company intends to vigorously defend against these matters and does not believe their resolution will significantly affect the consolidated financial condition, results of operations, or cash flows of the Company.

(15)	Investments

Frankly, Inc.

At January 1, 2015, the Company had a 36.25% interest in WorldNow. WorldNow provides browser based web site management systems to news and information providers. In 2015, Frankly, Inc., a next-generation chat technology platform that trades on the TSX Venture Exchange purchased 100% of WorldNow. As part of the purchase price, Raycom received $1.4 million in cash, a promissory note in the amount of $4.0 million and 6,751,132 shares of Frankly, Inc valued at $10.8 million. At December 2017, 2016, and 2015, the Company held approximately 25%, 26.95%, and 23% of the outstanding Frankly shares, respectively. In addition to the Company’s equity investment in Frankly, the Company and Frankly entered into a Credit Agreement in 2016, which allows Frankly to borrow $16.0 million from the Company. With the funds, Frankly paid $3.0 million of the outstanding $4.0 million 2015 note. The Company converted $1.0 million of outstanding 2015 note to 2,553,400 Frankly common shares. As of December 31, 2017, Frankly has borrowed $14.5 million from the Company. In conjunction with the Credit Agreement, Frankly issued 14,809,720 warrants to the Company that allows the Company to acquire one Frankly common share at $0.50 for each warrant. The warrants expire on the earlier of the repayment of the loan or five years. The Company elected to account for the total investment in Frankly under the Fair Value Method and has recorded a pre tax impairment charge on the investment of $16.0 million, $1.7 million and $7.1 million during the years ended December 31, 2017, 2016 and 2015. As of December 31, 2017, the Company’s total investment in Frankly, Inc. was $1.5 million.

Divestures

As of January 1, 2015, the Company owned 2,500,000 Series A preferred units and 500,000 common units of Bounce, LLC (Bounce). The Company also owned 3,000,000 Series A convertible preferred units and 1,750,000 common units of KATZ Broadcasting Holding, LLC (KATZ). During 2015, the Company purchased an additional 4,745,000 Bounce common units for $20.0 million. Bounce was accounted for under the equity method and KATZ was accounted for using the cost method. Both investments were national networks telecast via multicast channels. On October 2, 2017, Bounce and KATZ were sold to E.W. Scripps. In conjunction with the sale, the Company received consideration of $79.8 million, Net of funds in escrow, which was recorded in other investing activities in the consolidated statement of cash flows. The Company recognized a pretax gain of $47.4 million in gain on long term investments during 2017.

36	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2017, 2016, and 2015

Other Investments

The Company has made various other strategic investments in programming ventures and over-the-top (OTT) companies.

(16)	Subsequent Events

On June 25, 2018, we entered into an Agreement and Plan of Merger (the Agreement) with Gray Television, Inc. (Gray). Under the terms of the Agreement, Gray will acquire the broadcasting and production operations of Raycom Media, Inc. and subsidiaries. Under the terms of the agreement, Raycom Media, Inc. stockholders will receive $2,850,000,000 in cash, 650,000 shares of Gray preferred stock, and 11,500,000 shares of Gray common stock (note 1).

37